EXHIBIT 99

NEWS RELEASE

Contact:	William J. Small Chairman, President and CEO (419) 782-5015 bsmall@first-fed.com

First Defiance Financial Corp. Announces Board Changes

Don C. Van Brackel to Retire; Samuel S. Strausbaugh Appointed New Director

DEFIANCE, OHIO (November 28, 2005) – First Defiance Financial Corp. (NASDAQ: FDEF) announced today that Don C. Van Brackel, a member of the First Defiance Board of Directors since 1979, will retire from the First Defiance Financial Corp. Board and the Board of its subsidiary, First Federal Bank of the Midwest, in early January, 2006. Samuel S. Strausbaugh, 42, has been selected to fill the vacancy that will be created by Van Brackel’s retirement from the Boards of Directors of both entities.

Currently serving as Vice Chairman, Van Brackel, 67, served as Chairman of the Board of Directors and Chief Executive Officer of First Defiance and First Federal Bank from 1995 until his retirement from First Federal in December of 1998. He was President and Managing Officer of First Federal Bank from July 1992 until June 1996 and has been a Director since 1979. Mr. Van Brackel served on various committees of the Board, and was instrumental in the conversion of First Federal to a mutual holding company in 1993, and in the formation of First Defiance Financial Corp. as the holding company for First Federal Bank in 1995.

“Don is a true visionary and has been a tremendous asset for First Federal Bank and First Defiance Financial Corp.,” said William J. Small, Chairman, President and CEO of First Defiance. “His leadership has helped First Federal evolve from a traditional thrift organization into a community bank entity with a significant market presence throughout northwest Ohio. His 26 years of service to this Company have been greatly appreciated by me and all the members of the First Defiance family.”

Samuel Strausbaugh will begin his tenure on the Board of Directors in January, when Van Brackel’s retirement is effective. Strausbaugh has served on the First Federal Bank community advisory board since 2002 and the First Insurance & Investments Board of Directors since 2004. He has been appointed to the Investment and Trust Committees of the First Federal Board, and the Long Range Planning Committee of the First Defiance Board. Mr. Strausbaugh is a graduate of Defiance College with a Bachelor of Science in Accounting, and has been a Certified Public Accountant since 1989. He has been the Chief Financial Officer for Defiance Metal Products since 1998, and a member of its board since 2004. Strausbaugh is active in the Defiance community, serving as a board member and vice president with the Defiance City Schools Foundation, a member of the

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Defiance City Schools Finance Oversight Committee, and treasurer of the Defiance High School Athletic Boosters. He is also a past board member of the Defiance Area YMCA, Good Samaritan School (Defiance County Board of MRDD), Defiance Area Crime Stoppers and the Defiance Area Chamber of Commerce. In addition, he is a member of Rotary International. Strausbaugh and his wife Gretchen live in Defiance with their five children.

“Sam brings a strong business and accounting background to the Board. His knowledge of the Company through his service on the local advisory board of First Federal and on the board of First Insurance & Investments will allow him to be an active contributor immediately,” Small stated.

About First Defiance Financial Corp.

First Defiance Financial Corp., headquartered in Defiance, Ohio, is the holding company for First Federal Bank of the Midwest and First Insurance & Investments. First Federal operates 25 full service branches and 31 ATM locations in northwest Ohio. First Insurance & Investments is the largest property and casualty insurance agency in the Defiance, Ohio area and it also specializes in life and group health insurance and financial planning.

For more information, visit the company’s Web site at www.fdef.com.

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